                                                                   EXHIBIT 99(a)

    [LETTERHEAD OF McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP APPEARS HERE]


                       REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Colony Bankcorp, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colony Bankcorp, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.




                                       McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP

Macon, Georgia
February 4, 2000

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                                    ASSETS


                                                                          1999                 1998
                                                                       ------------        -------------
Cash and Balances Due from Depository Institutions                     $ 22,549,919        $  12,264,888


Federal Funds Sold                                                       15,290,000           27,795,000

Investment Securities
  Available for Sale, at Fair Value                                      61,856,218           70,239,995
  Held to Maturity, at Cost (Fair Value of $937,449 and
    $1,537,471 as of December 31, 1999 and 1998, Respectively)              963,196            1,557,643
                                                                       ------------        -------------
                                                                         62,819,414           71,797,638

Loans                                                                   315,440,689          252,869,139
  Allowance for Loan Losses                                              (4,682,024)          (4,726,161)
  Unearned Interest and Fees                                                 (5,379)              (5,475)
                                                                       ------------        -------------
                                                                        310,753,286          248,137,503


Premises and Equipment                                                   12,847,033           11,685,848


Other Real Estate                                                           883,257              907,536


Other Assets                                                             10,129,025            8,759,499
                                                                       ------------        -------------


Total Assets                                                           $435,271,934        $381,347,912
                                                                       ============        ============


The accompanying notes are an integral part of these balance sheets.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31


                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                          1999                 1998
                                                                       ------------        -------------
Deposits
  Noninterest-Bearing                                                  $ 33,720,097        $  29,215,638
  Interest-Bearing                                                      340,730,166          301,529,874
                                                                       ------------        -------------
                                                                        374,450,263          330,745,512


Borrowed Money                                                           21,966,801           14,520,870


Other Liabilities                                                         3,844,232            2,985,245


Stockholders' Equity
  Common Stock, Par Value $1 and $10 a Share, Respectively;
    Authorized 20,000,000 and 5,000,000 Shares, Respectively,
    Issued 4,435,026 and 2,217,513 Shares as of December 31,
    1999 and 1998, Respectively                                           4,435,026           22,175,130
  Paid-In Capital                                                        21,537,328            1,579,711
  Retained Earnings                                                      10,766,844            9,425,045
  Accumulated Other Comprehensive Income, Net of Tax                     (1,728,560)             (83,601)
                                                                       ------------        -------------
                                                                         35,010,638           33,096,285
                                                                       ------------        -------------

Total Liabilities and Stockholders' Equity                             $435,271,934        $381,347,912
                                                                       ============        ============


The accompanying notes are an integral part of these balance sheets.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31

                                                                          1999              1998             1997
                                                                      -----------        -----------      -----------
Interest Income
  Loans, Including Fees                                               $28,344,263        $25,851,093      $24,281,672
  Federal Funds Sold                                                      602,017          1,125,395          815,771
  Deposits with Other Banks                                               467,316             49,455           46,563
  Investment Securities
    U. S. Treasury                                                            -               40,461           67,895
    U. S. Government Agencies                                           3,212,869          2,957,590        3,119,552
    State, County and Municipal                                           428,278            393,179          324,525
    Other Investments                                                      62,328             93,666           71,959
  Dividends on Other Investments                                          143,245            141,847           49,302
                                                                      -----------        -----------      -----------
                                                                       33,260,316         30,652,686       28,777,239
                                                                      -----------        -----------      -----------
Interest Expense
  Deposits                                                             15,972,709         14,624,765       13,290,972
  Federal Funds Purchased                                                  16,198             21,518           37,787
  Borrowed Money                                                        1,125,446            874,782          663,603
                                                                      -----------        -----------      -----------
                                                                       17,114,353         15,521,065       13,992,362
                                                                      -----------        -----------      -----------
Net Interest Income                                                    16,145,963         15,131,621       14,784,877

  Provision for Loan Losses                                             1,166,000          1,157,330        1,489,417
                                                                      -----------        -----------      -----------
Net Interest Income After Provision for Loan Losses                    14,979,963         13,974,291       13,295,460
                                                                      -----------        -----------      -----------
Noninterest Income
  Service Charges on Deposits                                           2,269,836          1,931,721        1,763,676
  Other Service Charges, Commissions and Fees                             673,506            372,918          412,372
  Securities Gains                                                            -               40,838           10,895
  Other                                                                   176,375            313,156          341,057
                                                                      -----------        -----------      -----------
                                                                        3,119,717          2,658,633        2,528,000
                                                                      -----------        -----------      -----------
Noninterest Expenses
  Salaries and Employee Benefits                                        6,450,944          5,721,257        5,450,362
  Occupancy and Equipment                                               2,049,777          1,878,200        1,569,500
  Directors' Fees                                                         354,986            350,125          367,530
  Securities Losses                                                         2,115                -                -
  Legal and Professional Fees                                             255,644            297,282          333,836
  Other Real Estate Expense                                               113,568            252,089          383,241
  Other                                                                 2,789,965          2,589,551        2,496,074
                                                                      -----------        -----------      -----------
                                                                       12,016,999         11,088,504       10,600,543
                                                                      -----------        -----------      -----------
Income Before Income Taxes                                              6,082,681          5,544,420        5,222,917

Income Taxes                                                            1,902,464          1,692,472        1,605,043
                                                                      -----------        -----------      -----------
Net Income                                                            $ 4,180,217        $ 3,851,948      $ 3,617,874
                                                                      ===========        ===========      ===========
Net Income Per Share of Common Stock
  Basic                                                               $      0.94        $      0.87      $      0.83
                                                                      ===========        ===========      ===========
  Diluted                                                             $      0.94        $      0.87      $      0.83
                                                                      ===========        ===========      ===========
Weighted Average Shares Outstanding                                     4,435,026          4,426,276        4,346,526
                                                                      ===========        ===========      ===========


The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31


                                                                          1999              1998             1997
                                                                      -----------        -----------      -----------
Net Income                                                            $ 4,180,217        $ 3,851,948      $ 3,617,874
                                                                      -----------        -----------      -----------
Other Comprehensive Income, Net of Tax
  Gains (Losses) on Securities
    Arising During the Year                                            (1,646,355)            75,842           53,634
  Reclassification Adjustment                                               1,396            (26,953)          (7,191)
                                                                      -----------        -----------      -----------
  Unrealized Gains (Losses) on Securities                              (1,644,959)            48,889           46,443
                                                                      -----------        -----------      -----------
Comprehensive Income                                                  $ 2,535,258        $ 3,900,837      $ 3,664,317
                                                                      ===========        ===========      ===========




The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                                                                                         Accumulated
                                                                                                            Other
                                              Shares        Common         Paid-In        Retained      Comprehensive
                                            Outstanding      Stock         Capital        Earnings          Income        Total
                                            -----------   -----------    -----------    ------------    -------------  ------------
Balance, December 31, 1996                   1,448,842    $14,488,420    $ 1,137,424    $10,144,118     $  (178,933)   $25,591,029
  50 Percent Stock Dividend                    724,421      7,244,210                    (7,244,210)                            -
  Unrealized Gain on Securities Available
    for Sale, Net of Tax of $25,230                                                                          46,443         46,443
  Dividends Paid                                                                           (434,654)                      (434,654)
  Net Income                                                                              3,617,874                      3,617,874
                                            -----------   -----------    -----------    -----------     -----------    -----------
Balance, December 31, 1997                    2,173,263    21,732,630      1,137,424      6,083,128        (132,490)    28,820,692
  Common Stock Issuance                          44,250       442,500        442,287                                       884,787
  Unrealized Gain on Securities
    Available for Sale, Net of Tax of $50,181                                                                48,889         48,889
  Dividends Paid                                                                            (510,031)                     (510,031)
  Net Income                                                                               3,851,948                     3,851,948
                                            -----------   -----------    -----------    ------------    -----------    -----------
Balance, December 31, 1998                    2,217,513    22,175,130      1,579,711       9,425,045        (83,601)    33,096,285
  Change in Par Value of Common Stock                     (19,957,617)    19,957,617                                             -
  100 Percent Stock Dividend                  2,217,513     2,217,513                     (2,217,513)                            -
  Unrealized Loss on Securities
    Available for Sale, Net of Tax of $767,039                                                           (1,644,959)    (1,644,959)
  Dividends Paid                                                                            (620,905)                     (620,905)
  Net Income                                                                               4,180,217                     4,180,217
                                            -----------   -----------    -----------     -----------    -----------    -----------
Balance, December 31, 1999                    4,435,026   $ 4,435,026    $21,537,328     $10,766,844    $(1,728,560)   $35,010,638
                                            ===========   ===========    ===========     ===========    ===========    ===========



The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31


                                                                     1999                       1998                       1997
                                                                 ------------              -------------              -------------
Cash Flows from Operating Activities
  Net Income                                                     $  4,180,217               $  3,851,948              $  3,617,874
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                                  1,168,173                    975,416                   791,383
      Amortization and Accretion                                      176,335                    (24,522)                    4,742
      Provision for Loan Losses                                     1,166,000                  1,157,330                 1,489,417
      Deferred Income Taxes                                          (211,637)                    (7,175)                   (8,490)
      Securities (Gains) Losses                                         2,115                    (40,838)                  (10,895)
      (Gain) Loss on Sale of Equipment                                (12,305)                      (570)                  (21,308)
      (Gain) Loss on Sale of Other Real Estate and Repossessions      (19,651)                    20,418                     9,505
      Other Real Estate Writedown                                      23,000                     (3,906)                  200,215
      Change In
        Interest Receivable                                            13,075                   (406,960)                 (614,121)
        Prepaid Expenses                                               39,808                    (22,718)                   32,476
        Interest Payable                                              261,657                    145,607                   114,921
        Accrued Expenses and Accounts Payable                         198,665                    162,348                    99,540
        Other                                                         (55,757)                   (51,426)                 (146,051)
                                                                 ------------               ------------              ------------
                                                                    6,929,695                  5,754,952                 5,559,208
                                                                 ------------               ------------              ------------
Cash Flows from Investing Activities
  Interest-Bearing Deposits in Other Banks                         (5,657,411)                   (42,125)                 (123,721)
  Purchase of Investment Securities
    Available for Sale                                            (32,344,903)               (87,364,577)              (25,733,360)
  Proceeds from Sale of Investment Securities
    Available for Sale                                              3,044,183                  5,118,297                 3,941,475
  Proceeds from Maturities, Calls and Paydowns
    of Investment Securities
      Available for Sale                                           35,081,355                 65,800,538                27,882,652
      Held to Maturity                                                604,197                  1,750,190                   495,832
  Proceeds from Sale of Equipment                                      22,242                    135,200                    13,917
  Loans to Customers, Net                                         (65,211,495)               (20,686,240)              (30,656,316)
  Purchase of Premises and Equipment                               (2,339,296)                (3,661,144)               (2,966,106)
  Other Real Estate and Repossessions                               1,481,408                  1,513,034                 3,165,121
  Cash Surrender Value of Life Insurance                              (61,481)                   (34,036)                  (51,278)
                                                                 ------------               ------------              ------------
                                                                  (65,381,201)               (37,470,863)              (24,031,784)
                                                                 ------------               ------------              ------------
Cash Flows from Financing Activities
  Interest-Bearing Customer Deposits                               39,200,292                 30,687,650                13,889,434
  Noninterest-Bearing Customer Deposits                             4,504,459                  1,895,808                (1,403,605)
  Proceeds from Borrowed Money                                     10,700,000                  7,500,000                11,338,110
  Dividends Paid                                                     (576,556)                  (485,642)                 (434,654)
  Federal Funds Purchased                                                   -                          -                  (160,000)
  Principal Payments on Borrowed Money                             (3,254,069)                (6,053,172)               (3,759,938)
  Proceeds from Issuance of Common Stock                                    -                    884,787                         -
                                                                 ------------               ------------              ------------
                                                                   50,574,126                 34,429,431                19,469,347
                                                                 ------------               ------------              ------------
Net Increase (Decrease) in Cash and Cash Equivalents               (7,877,380)                 2,713,520                   996,771

Cash and Cash Equivalents, Beginning                               39,003,042                 36,289,522                35,292,751
                                                                 ------------               ------------              ------------
Cash and Cash Equivalents, Ending                                $ 31,125,662               $ 39,003,042              $ 36,289,522
                                                                 ============               ============              ============


The accompanying notes are an integral part of these statements.

                    COLONY BANKCORP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of Significant Accounting Policies

Basis of Presentation

Colony Bankcorp, Inc. is a multi-bank holding company located in Fitzgerald, Georgia. The consolidated financial statements include the accounts of Colony Bankcorp, Inc. and its wholly-owned subsidiaries, The Bank of Fitzgerald, Fitzgerald, Georgia; Ashburn Bank, Ashburn, Georgia; The Bank of Worth, Sylvester, Georgia; The Bank of Dodge County, Eastman, Georgia; Community Bank of Wilcox, Pitts, Georgia; Colony Bank Southeast, Broxton, Georgia (the Banks); and Colony Management Services, Inc., Fitzgerald, Georgia. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of Colony Bankcorp, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry. Certain reclassifications have been made in the 1997 and 1998 financial statements to conform to the 1999 presentation.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

Description of Business

The Banks provide a full range of retail and commercial banking services for consumers and small to medium size businesses primarily in south Georgia. Lending and investing activities are funded primarily by deposits gathered through its retail branch office network. Lending is concentrated in agricultural, commercial and real estate loans to local borrowers. In management's opinion, although the Banks have a high concentration of agricultural and real estate loans, these loans are well collateralized and do not pose an adverse credit risk. In addition, the balance of the loan portfolio is sufficiently diversified to avoid significant concentration of credit risk. Although the Banks have a diversified loan portfolio, a substantial portion of borrowers' ability to honor their contracts is dependent upon the viability of the real estate economic sector.

The success of Colony is dependent, to a certain extent, upon the economic conditions in the geographic markets it serves. No assurance can be given that the current economic conditions will continue. Adverse changes in the economic conditions in these geographic markets would likely have a material adverse effect on the Company's results of operations and financial condition. The operating results of Colony depend primarily on its net interest income. Accordingly, operations are subject to risks and uncertainties surrounding the exposure to changes in the interest rate environment.

Investment Securities

The Company records investment securities under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under the provisions of SFAS 115, the Company must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1999 and 1998. Realized and unrealized gains and losses are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans

Loans are generally reported at principal amount less unearned interest and fees. Impaired loans are recorded under SFAS 114, Accounting by Creditors for Impairment of a Loan and SFAS 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 120 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

     Description          Life in Years               Method
------------------------  -------------     -----------------------------
Banking Premises              15-40         Straight-Line and Accelerated

Furniture and Equipment        5-10         Straight-Line and Accelerated


Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Cash Flows

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, loans and certificates of deposit are reported net.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other losses.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, represent equity changes from economic events of the period other than transactions with owners and are not reported in the consolidated statement of income but as a separate component of the equity section of the consolidated balance sheets. Such items are considered components of other comprehensive income. Statement of Financial Accounting Standards 130 requires the presentation in the financial statements of net income and all items of other comprehensive income as total comprehensive income.


(2)  Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

                                                       1999              1998
                                                   -----------      -----------
Cash on Hand and Cash Items                        $ 7,501,891      $ 2,933,319
Noninterest-Bearing Deposits with Other Banks        8,333,771        8,274,723
Interest-Bearing Deposits with Other Banks           6,714,257        1,056,846
                                                   -----------      -----------
                                                   $22,549,919      $12,264,888
                                                   ===========      ===========


(3)  Investment Securities

Investment securities as of December 31, 1999 are summarized as follows:



                                                      Gross                Gross
                                   Amortized        Unrealized           Unrealized                  Fair
                                     Cost             Gains                Losses                    Value
                                  -----------       ----------           ----------                -----------
Securities Available for Sale

U.S. Government Agencies
  Mortgage Backed                 $ 4,628,732                           $  (138,957)               $ 4,489,775
  Other                            48,290,906                            (1,954,827)                46,336,079
State, County and Municipal         8,826,558         $2,789               (165,002)                 8,664,345
The Banker's Bank Stock                50,000                                                           50,000
Federal Home Loan Bank Stock        1,425,600                                                        1,425,600
Marketable Equity Securities        1,130,022                              (239,603)                   890,419
                                  -----------         ------            -----------                -----------
                                  $64,351,818         $2,789            $(2,498,389)               $61,856,218
                                  ===========         ======            ===========                ===========
Securities Held to Maturity
  State, County and Municipal     $   963,196         $   12            $   (25,759)               $   937,449
                                  ===========         ======            ===========                ===========



The amortized cost and fair value of investment securities as of December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                           Securities
                                          -------------------------------------------------------------------------------
                                                    Available for Sale                               Held to Maturity
                                          ---------------------------------------              --------------------------
                                            Amortized                    Fair                  Amortized           Fair
                                              Cost                       Value                   Cost              Value
                                          ------------                -----------              ---------         --------
Due in One Year or Less                   $  8,625,495                $ 8,474,726               $610,350         $608,877
Due After One Year Through Five Years       46,598,788                 44,724,940                100,000           99,321
Due After Five Years Through Ten Years       1,893,181                  1,800,758                      -                -
Due After Ten Years                                  -                          -                252,846          229,251
                                           -----------                -----------               --------         --------
                                            57,117,464                 55,000,424                963,196          937,449

Federal Home Loan Bank Stock                 1,425,600                  1,425,600                      -                -
The Banker's Bank Stock                         50,000                     50,000                      -                -
Marketable Equity Securities                 1,130,022                    890,419                      -                -
Mortgage Backed Securities                   4,628,732                  4,489,775                      -                -
                                           -----------                -----------               --------         --------
                                           $64,351,818                $61,856,218               $963,196         $937,449
                                           ===========                ===========               ========         ========


Investment securities as of December 31, 1998 are summarized as follows:


                                                         Gross               Gross
                                   Amortized           Unrealized         Unrealized              Fair
                                     Cost                Gains              Losses                Value
                                  -----------          ----------         ----------           -----------
Securities Available for Sale

U.S. Government Agencies
  Mortgage Backed                 $ 8,433,734          $ 40,189           $ (26,333)          $ 8,447,590
  Other                            51,186,270            97,080             (58,601)           51,224,749
State, County and Municipal         7,379,788           101,290              (6,031)            7,475,047
The Banker's Bank Stock                50,000                 -                   -                50,000
Federal Home Loan Bank Stock        2,093,600                 -                   -             2,093,600
Marketable Equity Securities        1,130,022                 -            (181,013)              949,009
                                  -----------          --------           ---------           -----------
                                  $70,273,414          $238,559           $(271,978)          $70,239,995
                                  ===========          ========           =========           ===========
Securities Held to Maturity

U.S. Government Agencies          $   299,977          $      -           $     (71)          $   299,906
State, County and Municipal         1,257,666            17,002             (37,103)            1,237,565
                                  -----------          --------           ---------           -----------
                                  $ 1,557,643          $ 17,002           $ (37,174)          $ 1,537,471
                                  ===========          ========           =========           ===========


Proceeds from sales of investments available for sale were $3,044,183 in 1999, $5,118,297 in 1998 and $3,941,475 in 1997. Gross realized gains totaled $2,720,
$40,838 and $10,895 in 1999, 1998 and 1997, respectively. Gross realized losses totaled $4,835 in 1999 and $0 in 1998 and 1997, respectively.

Investment securities having a carrying value approximating $28,317,614 and $26,373,000 as of December 31, 1999 and 1998, respectively, were pledged to secure public deposits and for other purposes.

(4)  Loans

The composition of loans as of December 31 are:

                                                1999                     1998
                                             ------------           ------------
Commercial, Financial and Agricultural       $ 42,594,703           $ 44,878,612
Real Estate-Construction                        4,003,226                998,177
Real Estate-Farmland                           24,178,687             18,980,153
Real Estate-Other                             185,662,574            133,857,717
Installment Loans to Individuals               48,226,090             40,927,863
All Other Loans                                10,775,409             13,226,617
                                             ------------           ------------
                                             $315,440,689           $252,869,139
                                             ============           ============

Nonaccrual loans are loans for which principal and interest are doubtful of collection in accordance with original loan terms and for which accruals of interest have been discontinued due to payment delinquency. Nonaccrual loans totaled $5,333,917 and $5,822,523 as of December 31, 1999 and 1998,
respectively. Foregone interest on nonaccrual loans approximated $524,000 in 1999, $611,000 in 1998 and $280,000 in 1997.

Colony Bankcorp, Inc. recognizes impaired loans as nonaccrual loans delinquent in excess of 120 days for which collateral values are insufficient to recover outstanding principal and interest under original loan terms. Impaired loan data as of December 31 and for the years then ended follows:

                                             1999                    1998
                                          ----------              ----------
Total Investment in Impaired Loans        $  885,036              $1,352,536

Less Allowance for Impaired Loan Losses     (106,321)               (374,675)
                                          ----------              ----------
Net Investment, December 31               $  778,715              $  977,861
                                          ==========              ==========
Average Investment during the Year        $2,116,272              $1,640,023
                                          ==========              ==========
Income Recognized during the Year         $   71,890              $  126,252
                                          ==========              ==========
Income Collected during the Year          $   69,404              $  130,752
                                          ==========              ==========

(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                             1999                        1998                       1997
                                          -----------                -----------                -----------
Balance, Beginning                        $ 4,726,161                $ 4,575,265                $ 4,434,867

  Provision Charged to Operating Expenses   1,166,000                  1,157,330                  1,489,417
  Loans Charged Off                        (1,639,943)                (1,409,770)                (1,857,304)
  Loan Recoveries                             429,806                    403,336                    508,285
                                          -----------                -----------                -----------
Balance, Ending                           $ 4,682,024                $ 4,726,161                $ 4,575,265
                                          ===========                ===========                ===========


The allowances for loan losses presented above include allowances for impaired loan losses. Transactions in the allowance for impaired loan losses during 1999, 1998 and 1997 were as follows:


                                             1999                        1998                       1997
                                          -----------                -----------                -----------
Balance, Beginning                        $   374,675                $   460,703                $   419,490

  Provision Charged to Operating Expenses    (144,862)                    14,267                     50,652
  Loans Charged Off                          (123,492)                  (100,295)                    (9,439)
                                          -----------                -----------                -----------
Balance, Ending                           $   106,321                $   374,675                $   460,703
                                          ===========                ===========                ===========


(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

                                      1999                        1998
                                  -----------                 -----------
Land                              $ 1,571,779                 $ 1,436,779
Building                            9,841,094                   8,719,989
Furniture, Fixtures and Equipment   7,775,341                   7,220,220
Leasehold Improvements                326,963                     205,698
Construction in Progress               95,746                           -
                                  -----------                 -----------
                                   19,610,923                  17,582,686

Accumulated Depreciation           (6,763,890)                 (5,896,838)
                                  -----------                 -----------
                                  $12,847,033                 $11,685,848
                                  ===========                 ===========

Depreciation charged to operations totaled $1,168,173 in 1999, $975,416 in 1998 and $791,383 in 1997.

Certain Company facilities and equipment are leased under various operating leases. Rental expense approximated $137,591 for 1999, $147,800 for 1998 and $109,800 for 1997.

Future minimum rental payments as of December 31, 1999 are as follows:

                  Year Ending
                  December 31            Amount
                  -----------           --------
                      2000              $121,984
                      2001               105,645
                      2002                70,308
                      2003                48,718
                      2004                     -
                                        --------
                                        $346,655
                                        ========


(7)  Income Taxes

The Company records income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:


                                                         1999                      1998                      1997
                                                      ----------                ----------                 ----------
Current Federal Expense                               $2,090,601                $1,641,502                 $1,520,400
Deferred Federal Benefit                                (211,637)                   (7,175)                    (8,490)
                                                      ----------                ----------                 ----------
Federal Income Tax Expense                             1,878,964                 1,634,327                  1,511,910
Current State Income Tax Expense                          23,500                    58,145                     93,133
                                                      ----------                ----------                 ----------
                                                      $1,902,464                $1,692,472                 $1,605,043
                                                      ==========                ==========                 ==========


The federal income tax expense of $1,878,964 in 1999, $1,634,327 in 1998 and $1,511,910 in 1997 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:


                                                             1999                      1998                      1997
                                                          ----------                ----------                ----------
Statutory Federal Income Taxes                            $2,068,112                $1,885,103                $1,775,792
  Tax-Exempt Interest                                       (187,304)                 (179,152)                 (132,119)
  Interest Expense Disallowance                               34,023                    31,011                    21,852
  Premiums on Officers' Life Insurance                       (20,904)                  (23,828)                  (17,878)
  Meal and Entertainment Disallowance                          4,591                     5,467                     4,113
  State Income Taxes                                         (22,311)                  (17,527)                  (20,956)
  Other                                                        2,757                   (66,747)                 (118,894)
                                                          ----------                ----------                ----------
Actual Federal Income Taxes                               $1,878,964                $1,634,327                $1,511,910
                                                          ==========                ==========                ==========

Deferred taxes in the accompanying balance sheets as of December 31 include the following:

                                       1999                     1998
                                    ----------               ---------
Deferred Tax Assets
  Allowance for Loan Losses         $  935,208               $ 694,560
  Deferred Compensation                221,909                 207,367
  Other Real Estate                      7,820                       -
  Other                                  2,099                       -
                                    ----------               ---------
                                     1,167,036                 901,927
Deferred Tax Liabilities
  Premises and Equipment              (274,377)               (220,905)
                                    ----------               ---------
                                       892,659                 681,022
Deferred Tax Liability on
  Unrealized Securities Losses         767,039                 (50,181)
                                    ----------               ---------
Net Deferred Tax Assets             $1,659,698               $ 630,841
                                    ==========               =========


(8)  Deposits

Components of interest-bearing deposits as of December 31 are as follows:

                                      1999                      1998
                                  ------------             ------------
Interest-Bearing Demand           $ 66,418,353             $ 61,839,975
Savings                             13,541,366               13,794,788
Time, $100,000 and Over             90,459,902               70,996,075
Other Time                         170,310,545              154,899,036
                                  ------------             ------------
                                  $340,730,166             $301,529,874
                                  ============             ============

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $81,129,000 and $61,088,000 as of December 31, 1999 and 1998, respectively.

As of December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

                          Year                 Amount
                       ----------           ------------
                          2000              $210,238,369
                          2001                29,013,075
                          2002                 9,662,181
                          2003                 9,587,359
                    2004 and Thereafter        2,269,463
                                            ------------
                                            $260,770,447
                                            ============


(9)  Borrowed Money

Borrowed money at December 31 is summarized as follows:

                                                1999            1998
                                            -----------     -----------
Federal Home Loan Bank Advances             $20,700,000     $12,700,000
Debentures Payable                                    -         266,867
First Port City Note Payable                    674,240         770,560
The Banker's Bank Note Payable                  592,561         783,443
                                            -----------     -----------
                                            $21,966,801     $14,520,870
                                            ===========     ===========

Advances from the Federal Home Loan Bank (FHLB) have maturities ranging from 2000 to 2008 and interest rates ranging from 4.55 percent to 6.98 percent. Of the balances outstanding at December 31, 1999, $1,000,000 is callable by the FHLB during 2000. Under the Blanket Agreement for Advances and Security Agreement with the FHLB, residential first mortgage loans are pledged as collateral for the FHLB advances outstanding.

Debentures payable were issued November 28, 1984 for $4,360,000. The debentures are due in annual payments of $266,867 plus variable interest with the unpaid balance due November 1, 1999. Collateral for the outstanding debt consists of 100 percent of the common stock of Ashburn Bank. Effective interest rate at December 31, 1998 was 8.0 percent.

First Port City note payable was renewed on January 30, 1997 with additional funds added for an amount totaling $963,200. Annual principal payments of $96,320 are due with interest paid quarterly at The Wall Street Prime Rate Indicator. The debt is secured by commercial real estate in downtown Fitzgerald, which includes the parent company's facilities. Any unpaid balance is due January 29, 2000.

The Banker's Bank note payable originated on September 5, 1997 for $1,000,000 at a rate of The Wall Street Prime minus one half percent. Payments are due monthly with the entire unpaid balance due September 5, 2002. The debt is secured by all furniture, fixtures, machinery, equipment and software of Colony Management Services, Inc. Colony Bankcorp, Inc. guarantees the debt.

The aggregate stated maturities of borrowed money at December 31, 1999 are as follows:

                         Year                 Amount
                      ----------           -----------
                         2000              $10,917,552
                         2001                1,443,312
                         2002                1,105,937
                         2003                1,000,000
                   2004 and Thereafter       7,500,000
                                           -----------
                                           $21,966,801
                                           ===========


(10) Profit Sharing Plan

The Company has a profit sharing plan that covers substantially all employees who meet certain age and service requirements. It is the Company's policy to make contributions to the plan as approved annually by the board of directors. The total provision for contributions to the plan was $328,256 for 1999, $264,222 for 1998 and $295,452 for 1997.


(11) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. Commitments under standby letters of credit to U.S. addressees approximate $1,705,000 as of December 31, 1999 and $1,346,000 as of December 31, 1998.
Unfulfilled loan commitments as of December 31, 1999 and 1998 approximated $43,197,000 and $35,980,000, respectively. No losses are anticipated as a result of commitments and contingencies.


(12) Deferred Compensation Plan

The Banks have deferred compensation plans covering directors choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Banks are committed to pay the directors deferred compensation over a period of 10 years, beginning at age 65. In the event of a director's death before age 65, payments are made to the director's named beneficiary over a period of 10 years, beginning on the first day of the month following the death of the director.

Liabilities accrued under the plan totaled $653,573 and $609,904 as of December 31, 1999 and 1998, respectively. Benefit payments under the contracts were $0 in 1999 and $111,728 in 1998. Provisions charged to operations totaled $45,268 in 1999, $149,527 in 1998 and $76,830 in 1997.

(13) Interest Income and Expense

Interest income of $30,435, $339,632 and $286,300 from state, county and municipal bonds was exempt from regular income taxes in 1999, 1998 and 1997, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $4,756,433, $4,140,604 and $3,358,903 for the years ended December 31, 1999, 1998 and 1997, respectively.


(14) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

                                  1999          1998            1997
                              -----------    -----------     -----------
Interest Expense              $16,882,943    $15,375,481     $13,874,115
                              ===========    ===========     ===========
Income Taxes                  $ 1,800,000    $ 1,625,000     $ 1,682,000
                              ===========    ===========     ===========

Noncash financing and investing activities for the years ended December 31 are as follows:

                                  1999          1998            1997
                              -----------    -----------     -----------
Acquisitions of Real Estate
  Through Loan Foreclosures   $ 1,431,704     $995,442       $1,882,418
                              ===========     ========       ==========
Stock Split Effected as
  Stock Dividend              $ 2,217,513     $      -       $7,244,210
                              ===========     ========       ==========
Change in Par Value of
  Common Stock                $19,957,617     $      -       $        -
                              ===========     ========       ==========


(15) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Company was $8,288,667 as of December 31, 1999 and $6,844,196 as of December 31, 1998. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                              1999                      1998
                           -----------              ------------
Balance, Beginning         $ 6,844,196              $  5,856,393
  New Loans                  8,007,259                12,719,166
  Repayments                (6,811,597)              (11,731,363)
  Transactions Due to
    Changes in Directors       248,809                         -
                           -----------              ------------
Balance, Ending            $ 8,288,667              $  6,844,196
                           ===========              ============

(16) Fair Value of Financial Instruments

SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of Colony Bankcorp, Inc. and Subsidiaries' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination or issuance.

     Cash and Short-Term Investments - For cash, due from banks, bank-owned deposits and federal funds sold, the carrying amount is a reasonable estimate of fair value.

     Investment Securities - Fair values for investment securities are based on quoted market prices.

     Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

     Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

     Standby Letters of Credit and Commitments to Extend Credit - Because standby letters of credit and commitments to extend credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:


                                                               1999                              1998
                                                     ---------------------------        ---------------------------
                                                     Carrying         Estimated         Carrying         Estimated
                                                      Amount          Fair Value         Amount          Fair Value
                                                     --------         ----------        --------         ----------
                                                                            (in Thousands)
Assets
  Cash and Short-Term Investments                    $ 37,840         $ 37,840          $  40,060        $  40,060
  Investment Securities Available for Sale             61,856           61,856             70,240           70,240
  Investment Securities Held to Maturity                  963              937              1,558            1,537
  Loans                                               315,441          310,804            252,869          266,845

Liabilities
  Deposits                                            374,450          374,866            330,746          336,486
  Borrowed Money                                       21,967           21,967             14,521           14,521

Unrecognized Financial Instruments
  Standby Letters of Credit                                 -            1,705                  -            1,346
  Commitments to Extend Credit                              -           43,197                  -           35,980



Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(17) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiaries for payment in 2000 without prior approval from the banking regulatory agencies approximates $2,090,000. Upon approval by regulatory authorities, the banks may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 1999, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                                                                            To Be Well
                                                                                                         Capitalized Under
                                                                           For Capital                    Prompt Corrective
                                            Actual                      Adequacy Purposes                 Action Provisions
                                    ---------------------            ----------------------            --------------------
                                       Amount       Ratio              Amount         Ratio              Amount       Ratio
                                    -----------     -----            ----------       -----            -----------    -----
As of December 31, 1999

Total Capital
  to Risk-Weighted Assets           $40,266,776     11.88%           $27,107,916      8.00%            $33,884,895    10.00%
Tier I Capital
  to Risk-Weighted Assets            36,025,666     10.63             13,553,929      4.00              20,330,894     6.00
Tier I Capital
  to Average Assets                  36,025,666      8.39             17,175,526      4.00              21,469,408     5.00

As of December 31, 1998

Total Capital
  to Risk-Weighted Assets           $35,890,670     13.21%           $21,735,455      8.00%            $27,169,319    10.00%
Tier I Capital
  to Risk-Weighted Assets            32,477,808     11.95             10,871,233      4.00              16,306,849     6.00
Tier I Capital
  to Average Assets                  32,477,808      8.51             15,265,715      4.00              19,082,143     5.00


(18) Financial Information of Colony Bankcorp, Inc. (Parent Only)

The parent company's balance sheets as of December 31, 1999 and 1998 and the related statements of income and comprehensive income and cash flows for each of the years in the three-year period then ended are as follows:

                      COLONY BANKCORP, INC. (PARENT ONLY)
                                BALANCE SHEETS
                                  DECEMBER 31


                                    ASSETS

                                                                         1999                      1998
                                                                     -----------                -----------
Cash                                                                 $   247,022                $   110,784
Investment in Subsidiaries, at Equity                                 34,265,641                 32,718,218
Other                                                                  1,448,468                  1,507,644
                                                                     -----------                -----------
Total Assets                                                         $35,961,131                $34,336,646
                                                                     ===========                ===========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Dividends Payable                                                  $   177,401                $   133,051
  Notes and Debentures Payable                                           674,240                  1,037,427
  Other                                                                   98,852                     69,883
                                                                     -----------                -----------
                                                                         950,493                  1,240,361
                                                                     -----------                -----------
Stockholders' Equity
  Common Stock, Par Value $1 and $10 a Share, Respectively;
    Authorized 20,000,000 and 5,000,000 Shares, Respectively
    Issued 4,435,026 and 2,217,513 Shares as of December 31,
    1999 and 1998, Respectively                                        4,435,026                 22,175,130
  Paid-In Capital                                                     21,537,328                  1,579,711
  Retained Earnings                                                   10,766,844                  9,425,045
  Accumulated Other Comprehensive Income, Net of Tax                  (1,728,560)                   (83,601)
                                                                     -----------                -----------
Total Stockholders' Equity                                            35,010,638                 33,096,285
                                                                     -----------                -----------
Total Liabilities and Stockholders' Equity                           $35,961,131                $34,336,646
                                                                     ===========                ===========


                      COLONY BANKCORP, INC. (PARENT ONLY)
                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                        FOR THE YEARS ENDED DECEMBER 31


                                                  1999               1998             1997
                                               -----------        ----------       ----------
Income
  Dividends from Subsidiaries                  $ 1,500,000        $2,400,000       $1,371,000
  Management Fees from Subsidiaries                      -           175,500          269,332
  Other                                             88,501            76,872           47,278
                                               -----------        ----------       ----------
                                                 1,588,501         2,652,372        1,687,610
                                               -----------        ----------       ----------
Expenses
  Interest                                          74,668           117,431          201,212
  Amortization                                      17,951            17,951           17,951
  Other                                            742,622           717,773          734,425
                                               -----------        ----------       ----------
                                                   835,241           853,155          953,588
                                               -----------        ----------       ----------
Income Before Taxes and Equity in

  Undistributed Earnings of Subsidiaries           753,260         1,799,217          734,022

    Income Tax Benefits                            234,576           169,953          220,138
                                               -----------        ----------       ----------
Income Before Equity in Undistributed
  Earnings of Subsidiaries                         987,836         1,969,170          954,160

    Equity in Undistributed Earnings
       of Subsidiaries                           3,192,381         1,882,778        2,663,714
                                               -----------        ----------       ----------
Net Income                                       4,180,217         3,851,948        3,617,874
                                               -----------        ----------       ----------
Other Comprehensive Income, Net of Tax
  Gains (Losses) on Securities
    Arising During the Year                     (1,646,355)           75,842           53,634
  Reclassification Adjustment                        1,396           (26,953)          (7,191)
                                               -----------        ----------       ----------
  Unrealized Gains (Losses) in Securities       (1,644,959)           48,889           46,443
                                               -----------        ----------       ----------
Comprehensive Income                           $ 2,535,258        $3,900,837       $3,664,317
                                               ===========        ==========       ==========


                      COLONY BANKCORP, INC. (PARENT ONLY)
                           STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31



                                                  1999               1998             1997
                                               -----------        -----------      -----------
Cash Flows from Operating Activities
  Net Income                                   $ 4,180,217        $ 3,851,948      $ 3,617,874
  Adjustments to Reconcile Net Income to
    Net Cash Provided from Operating
      Activities Depreciation and
      Amortization                                  87,349             85,771           55,267
      Equity in Undistributed Earnings
         of Subsidiaries                        (3,192,381)        (1,882,778)      (2,663,714)
      Other                                         56,858             37,839           (4,794)
                                               -----------        -----------      -----------
                                                 1,132,043          2,092,780        1,004,633
                                               -----------        -----------      -----------
Cash Flows from Investing Activities
  Capital Infusion in Subsidiary                         -         (1,000,000)               -
  Purchases of Premises and Equipment              (56,062)          (110,227)        (818,366)
                                               -----------        -----------      -----------
                                                   (56,062)        (1,110,227)        (818,366)
Cash Flows from Financing Activities
  Dividends Paid                                  (576,556)          (485,642)        (434,654)
  Proceeds from Issuance of Common Stock                 -            884,787                -
  Principal Payments on Notes and Debentures      (363,187)        (1,280,379)        (766,136)
  Proceeds from Notes and Debentures                     -                  -          963,072
                                               -----------        -----------      -----------
                                                  (939,743)          (881,234)        (237,718)
                                               -----------        -----------      -----------
Increase (Decrease) in Cash and Cash
    Equivalents                                    136,238            101,319          (51,451)

Cash and Cash Equivalents, Beginning               110,784              9,465           60,916
                                               -----------        -----------      -----------
Cash and Cash Equivalents, Ending              $   247,022        $   110,784      $     9,465
                                               ===========        ===========      ===========


(19) Common Stock Split

On February 18, 1997, a 50 percent stock split effected on July 1, 1997 in the form of a dividend was approved by the board. On February 16, 1999, a 100 percent stock split effected on March 31, 1999 in the form of a dividend was approved by the board. Weighted average shares and per share data for all periods presented in the accompanying consolidated financial statements and related notes have been retroactively restated to reflect the additional shares outstanding resulting from each of the stock splits.


(20) Legal Contingencies

In the ordinary course of business, there are various legal proceedings pending against Colony and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not, in the opinion of management, have a material adverse effect on Colony's consolidated financial position.